SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): July 19, 1995


                          The Stanley Works
               (Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-058860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(203) 225-5111




                         Not Applicable
   (Former name or former address, if changed since last report)











                            Page 1 of 15 pages
                    Exhibit Index is located on Page 4

     Item 5.   Other Events.


               1. On July 19, 1995, the Registrant issued two press releases.

               Attached as Exhibit (20)(i) and (20) (ii) are copies of the Registrant's press releases. These Exhibits are incorporated herein by reference.



     Item 7.   Financial Statements, Pro Forma Financial
               Information and Exhibits.


          (c)  (20)(i)   Press release dated July 19, 1995
                         reporting on Stanley's second quarter
                         sales and earnings.

               (20)(ii)  Press release dated July 19, 1995
                         announcing Stanley s initiatives for
                         profitable growth.

                  SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized



                                   THE STANLEY WORKS



Date: July 19, 1995                  By:  Stephen S. Weddle
                                   Name:  Stephen S. Weddle
                                  Title:  Vice President,
                                          General Counsel
                                          and Secretary

                               EXHIBIT INDEX

                        Current Report on Form 8-K
                           Dated July 19, 1995



          Exhibit No.                                  Page

          (20)(i)                                        5

          (20)(ii)                                      13

July 19, 1995                                Exhibit (20) (i)


STANLEY ANNOUNCES SECOND QUARTER RESULTS

New Britain, Connecticut (NYSE:SWK)..."A sudden decline in orders within U.S. consumer and construction related markets affected our second quarter sales and earnings. This weakening order activity appears to be the result of both soft retail sales and the effort by some retailers to reduce inventory levels," reported Richard H. Ayers, Chairman and Chief Executive Officer of The Stanley Works.

Net sales for the second quarter were $656 million, or 4% higher than the second quarter last year. In contrast to the strong gains we had been experiencing in recent quarters across all business segments, unit volume growth in the second quarter occurred principally in industrial markets and Europe. Internal growth slowed to 3% compared with 9% growth experienced in the first quarter. Price increases and foreign currency translation contributed 2% to sales while divestiture activity resulted in a 1% decrease.

Mr. Ayers continued, "We responded quickly to the lower volumes by adjusting factory activity in order to manage inventory levels. This action resulted in lower gross margins and earnings. We also continued to experience a significant decline in gross margins associated with the ongoing integration of our mechanics tools manufacturing facilities."

Net earnings of $31.5 million, or $.71 per share, were 7% lower than prior year net earnings of $33.7 million, or $.75 per share.
Gross margins for the quarter of 32.3% were below the margins of 33.4% reported in the second quarter last year.

Operating expenses were 22.7% of sales compared with 22.2% last year. The company has embarked on a program of growth initiatives which include an assessment of our business and organizational strategies to optimize future performance, as well as specific activities targeted at expanding our markets and geographic reach. As these critical long-term initiatives were already underway, the sudden weakening in sales growth resulted in higher ratios than either planned or experienced in the prior year.

Interest-net expense for the second quarter was $8.1 million or 1.2% of sales, generally consistent with the prior year. Other-net expenses were $4.4 million compared with $9.0 million last year. Other-net in the prior year included additional charges for environmental expenses and facility closings.

Net sales for the first six months of 1995 were $1.3 billion, up
7% from 1994 sales of $1.2 billion. Net earnings of $60.2 million, or $1.36 per share, were 2% higher than prior year earnings of $59.3 million, or $1.32 per share.

Net sales in the United States for the second quarter, up 2% from the prior year, reflected the significant weakening in consumer and construction markets. Unit volume growth, which had been 9% in the first quarter, added only 3% to sales. Volume gains were primarily concentrated in the industrial category. Price increases added 1% to sales. The effect of recent divestiture activity reduced sales by 2%. The rationalization of mechanics tools manufacturing and the falloff in volume resulted in a decline in operating profits.

European sales and operating profits continued to improve. Net sales were 21% above the prior year with unit volume growth adding 7% and price increases adding 2%. The translation of strong European currencies increased sales by 12%. Operating margins improved to 11.2% from 9.3%, primarily the effect of efficiencies obtained from the increased volume.

Net sales in Other Areas decreased 1% over the prior year, the net effect of price increases and currency translation effects. Unit volume, which was flat overall, reflected decreases in Canada, Latin America (especially Mexico) and Australia with only the Pacific Rim showing unit volume gains. Operating margins of 8.1% were improved from the first quarter of this year, although below the prior year level.

Net sales for the Tools segment were up 5% over the prior year with price increases adding 2% and foreign currency adding 1%. Unit volume reflected a 4% increase, coming almost entirely from the industrial tool category and Europe. The net incremental effect of divestiture activity reduced sales by 2%. Operating margins were reduced by the continuing costs associated with closing and integrating mechanics tools facilities and by the sudden downturn in U.S. consumer and construction demand. A lower but continuing level of cost related to the mechanics tools changes is expected into the fourth quarter of this year.

Net sales in the Hardware segment increased by 4%, with 2% from pricing and 2% from foreign currency translation. Operating margins for the quarter were lower than the prior year, the result of flat unit volume, a competitive pricing environment, and continuing operational changes and inefficiencies in our French Acmetrack business.

Net sales in the Specialty Hardware segment increased 2% over the prior year entirely from unit volume gains. Operating profits and margins were less than reported last year because of lower than expected consumer demand in the Doors business.

Mr. Ayers concluded, "We are encouraged by the prospect that lower interest rates will help improve both consumer and construction markets but we do not expect growth rates to return to the levels experienced in the first quarter. We are addressing costs that will help short-term results and provide full-year profit gains over 1994. Continued growth in Europe and in our U.S. industrial tools businesses, combined with the steps currently being taken, will provide us with improved comparisons in the second half of this year."


CONTACT:  Patricia McLean
          Manager, Corporate Communications
          (203) 827-3833







































                              Page 7 of 15

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                            (Millions of Dollars)
                                    SECOND QUARTER         SIX MONTHS
                                    1995     1994        1995      1994

  Net Sales                     $  655.5 $  628.8   $ 1,298.8 $ 1,214.5

  Costs and Expenses
       Cost of sales               443.6    418.6       881.2     813.0
       Selling, general and
          administrative           148.6    139.4       295.9     273.2
       Interest - net                8.1      7.8        15.6      15.2
       Other - net                   4.4      9.0         9.0      17.8
                                  -------  -------    --------  --------
                                   604.7    574.8     1,201.7   1,119.2
                                  -------  -------    --------  --------

  Earnings Before Income Taxes      50.8     54.0        97.1      95.3

  Income Taxes                      19.3     20.3        36.9      36.0
                                  -------  -------    --------  --------

  Net Earnings                  $   31.5 $   33.7   $    60.2 $    59.3
                                  =======  =======    ========  ========
  Net Earnings Per Share of
       Common Stock             $   0.71 $   0.75   $    1.36 $    1.32
                                  =======  =======    ========  ========

  Dividends per share           $   0.35 $   0.34   $    0.70 $    0.68


  Average shares outstanding      44,366   44,829      44,388    44,798
       (in thousands)

















                               Page 8 of 15


                          THE STANLEY WORKS AND SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEETS
                                 (Millions of Dollars)

                                                      July 1     July 2
                                                       1995      1994
    ASSETS
    Cash and cash equivalents                       $    44.8  $    33.8
    Accounts receivable                                 436.6      416.4
    Inventories                                         415.6      352.6
    Other current assets                                 35.4       32.4
                                                      -------    -------
      Total current assets                              932.4      835.2

    Property, plant and equipment                       557.0      557.8
    Goodwill and other intangibles                      160.8      169.7
    Other assets                                         86.9       80.9
                                                      -------    -------
                                                    $ 1,737.1  $ 1,643.6
                                                      =======    =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Short-term borrowings                           $   137.9  $    86.3
    Accounts payable                                     98.5      101.2
    Accrued expenses                                    184.8      194.2
                                                      -------    -------
      Total current liabilities                         421.2      381.7

    Long-term debt                                      396.3      385.6
    Other long-term liabilities                         152.7      158.0
    Shareholders' equity                                766.9      718.3
                                                      -------    -------
                                                    $ 1,737.1  $ 1,643.6
                                                      =======    =======
















                               Page 9 of 15

                    THE STANLEY WORKS AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Millions of Dollars)
                                               SECOND QUARTER   SIX MONTHS
                                                 1995   1994   1995    1994
   Operating Activities
     Net Earnings                              $ 31.5 $ 33.7 $  60.2 $  59.3
     Depreciation and amortization               20.8   21.6    42.7    42.8
     Other non-cash items                         6.9   11.2    13.1    16.5
     Changes in operating assets
        and liabilities                         (28.0) (27.0)  (90.7)  (85.0)
                                                ------ ------ ------  ------
     Net cash provided by
        operating activities                     31.2   39.5    25.3    33.6

   Investing Activities
     Capital expenditures                       (14.2) (17.9)  (27.2)  (31.1)
     Proceeds from sales of assets                       4.8     0.3     6.4
     Business acquisitions                       (1.0)  (5.1)   (1.0)   (5.1)
     Other                                       (4.4)  (2.7)   (9.5)   (3.0)
                                                ------ ------ ------  ------
     Net cash used by
        investing activities                    (19.6) (20.9)  (37.4)  (32.8)

   Financing Activities
     Payments on long-term debt                  (1.3)  (0.2)   (1.6)   (0.7)
     Net short-term borrowings                   13.4   (3.7)   42.5    34.5
     Proceeds from issuance of common stock       0.4    0.3     0.9     0.6
     Purchase of common stock for treasury       (3.8)  (0.8)  (10.2)   (0.8)
     Cash dividends on common stock             (15.6) (15.2)  (45.6)  (45.1)
                                                ------ ------ ------  ------
     Net cash used by
        financing activities                     (6.9) (19.6)  (14.0)  (11.5)

   Effect of Exchange Rate Changes on Cash       (0.4)  (1.7)    1.6     0.8
                                                ------ ------ ------  ------
   Increase (decrease) in Cash and
      Cash Equivalents                            4.3   (2.7)  (24.5)   (9.9)

   Cash and Cash Equivalents,
      Beginning of Period                        40.5   36.5    69.3    43.7
                                                   ------ ------ ------  ------
   Cash and Cash Equivalents,
      End of Second Quarter                    $ 44.8 $ 33.8 $  44.8 $  33.8
                                                ====== ======  ======  ======





                                  Page 10 of 15


                          THE STANLEY WORKS AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF CHANGES
                               IN SHAREHOLDERS' EQUITY
                                (Millions of Dollars)

                                                    SIX MONTHS
                                                  1995       1994


    Balance at beginning of year              $   744.2  $   680.9

    Net earnings                                   60.2       59.3

    Currency translation adjustment                (7.2)       1.2

    Cash dividends declared                       (30.6)     (30.5)

    Net common stock activity                      (5.0)       3.2

    ESOP debt                                       5.3        4.2
                                                --------   --------
    Balance at end of second quarter          $   766.9  $   718.3
                                                ========   ========


























                                  Page 11 of 15

                         THE STANLEY WORKS AND SUBSIDIARIES
                            BUSINESS SEGMENT INFORMATION
                                (Millions of Dollars)
                                SECOND  QUARTER          SIX MONTHS
                                1995       1994        1995       1994
 INDUSTRY SEGMENTS

 Net Sales
   Tools
      Consumer              $   183.3  $   179.2   $   356.8  $   341.8
      Industrial                140.3      129.5       284.1      260.0
      Engineered                172.9      165.9       339.4      314.5
                              --------   --------    --------   --------
           Total Tools          496.5      474.6       980.3      916.3
   Hardware                      81.7       78.7       166.4      156.3
   Specialty Hardware            77.3       75.5       152.1      141.9
                              --------   --------    --------   --------
        Consolidated        $   655.5  $   628.8   $ 1,298.8  $ 1,214.5
                              ========   ========    ========   ========

 Operating Profit
   Tools                    $    57.9  $    59.3   $   110.9  $   107.7
   Hardware                       7.7       10.8        16.2       19.7
   Specialty Hardware             3.5        4.2         6.1        7.3
                              --------   --------    --------   --------
     Total                       69.1       74.3       133.2      134.7
   Net corporate expenses        (9.0)     (10.7)      (17.9)     (21.7)
   Interest expense              (9.3)      (9.6)      (18.2)     (17.7)
                              --------   --------    --------   --------
        Earnings before
          income taxes      $    50.8  $    54.0   $    97.1  $    95.3
                              ========   ========    ========   ========

 GEOGRAPHIC AREAS

 Net Sales
   United States            $   466.0  $   457.3   $   920.6  $   877.5
   Europe                       104.5       86.0       212.3      174.4
   Other Areas                   85.0       85.5       165.9      162.6
                              --------   --------    --------   --------
        Consolidated        $   655.5  $   628.8   $ 1,298.8  $ 1,214.5
                              ========   ========    ========   ========

 Operating Profit
   United States            $    50.5  $    57.4   $    97.2  $   102.2
   Europe                        11.7        8.0        24.1       17.7
   Other Areas                    6.9        8.9        11.9       14.8
                              --------   --------    --------   --------
        Total               $    69.1  $    74.3   $   133.2  $   134.7
                              ========   ========    ========   ========

July 19, 1995                                          Exhibit (20)(ii)




STANLEY CEO ANNOUNCES INITIATIVES FOR PROFITABLE GROWTH

New Britain, Connecticut (NYSE:SWK)...At a meeting of financial analysts and investment professionals in New York City today, Richard H. Ayers, Chairman and Chief Executive Officer, outlined Stanley's aggressive strategies to achieve profitable growth for both the short and long term.

Mr. Ayers cited specific initiatives and strategies to achieve profitable growth and said that the company was positioning itself to reach a target sales figure of $4 billion in 1999. Stanley's sales in 1994 were $2.5 billion.

He emphasized a change in corporate culture at Stanley, commenting that "ever since the company's worldwide managers' meeting in early 1994, we've been changing Stanley's focus. Instead of concentrating on expense controls, we have asked our managers to share ideas, skills and resources to grow our company."

Stanley is focusing on growth initiatives within four strategic areas that include an assessment of what Mr. Ayers termed "full potential achievement" for all business units, as well as global expansion, new product development and enhanced customer relationships.

Mr. Ayers commented on each of Stanley's strategies for growth, beginning with full potential achievement. The company has engaged an outside consultant to assist in a critical evaluation of the full potential for each of its current businesses. The analysis includes markets, market share and competitive cost position. The objective is to focus on issues which will enhance value for shareholders.

Commenting on global expansion, Mr. Ayers said, "We continue to expand Stanley into new markets around the world, particularly those areas where growth rates for our types of products are highest. We have been strengthening the management of our Asian tool businesses and we will be making additional investments in our factories in Thailand and Indonesia to support a significant increase in business which we believe is achievable with the right combination of quality and cost structure. We are also continuing our expansion into China, India and throughout Eastern Europe."

Concerning new products, Mr. Ayers said, "New product development has been a priority of ours for several years. We feature product development ideas from all Stanley businesses at our annual innovation fair and we use the event to share and develop new concepts among our businesses. These efforts are working. Approximately one third of our internal growth came from new products in 1994 and we see this pace accelerating."

Mr. Ayers also took the opportunity to comment on recent changes that will significantly enhance customer relationships. He cited plans to develop a common order management system and consolidate the company's U.S. distribution network for consumer businesses. Mr. Ayers said these efforts "indicate a flexiblity that enables us to respond to continually changing customer needs and send a clear and important message regarding the future of our company."

In order to ensure that the appropriate resources are available to fuel these profitable growth strategies, Mr. Ayers revealed plans to take $150 million out of Stanley's cost structure by the end of 1997. He noted that perhaps half of these savings will appear in improved margins and the balance will be used to aggressively pursue sales growth. He commented, "We are developing a total cost structure that permits us to provide an even better value to customers."

The analysis of business units conducted by the company to date has also identified individual products and groups of products which are a drain on performance. Mr. Ayers said that products not carrying their weight or requiring inappropriate levels of indirect costs will be eliminated. He expects that these steps, combined with ongoing efforts to improve working capital productivity, may reduce working capital and other assets by $250 million in the same 30-month period, enabling us to increase value for our shareholders through acquisitions or stock purchases.

     The group was also told that there would likely be restructuring charges associated with this process, but the extent and timing of those charges are unknown at this time.

Mr. Ayers concluded, "The actions we are taking are going to yield significant outcomes for our company in both sales opportunities and profit improvements. Focusing on the products and brands where we are strong - led by Stanley - and having an even more effective cost structure, will enable us to be more aggressive in increasing share with our customers. We believe we can grow sales in our current markets at the same time that we continue our aggressive pursuit of growth opportunities through new product development and global expansion. The goal, and we believe the net result of these activities, will be enhanced value for Stanley shareholders."

The Stanley Works is a worldwide manufacturer of tools, hardware and specialty hardware for consumer, home improvement, professional and industrial use.

                                  ##############


CONTACT:  Patricia McLean
          Manager, Corporate Communications
          (203) 827-3833